UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 30, 2010

(date of earliest event reported)

VASCULAR SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court
Minneapolis, Minnesota 55369

(Address of principal executive offices)

(763) 656-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 30, 2010 Vascular Solutions, Inc. (“Company”) completed the acquisition from two subsidiaries of Escalon Medical Corporation (“Escalon”) of the assets related to Escalon’s vascular access business, including the SMARTNEEDLE™ and pdACCESS™ Doppler guided needle products.  The aggregate acquisition price was $5.75 million, consisting of $5.0 million paid in cash at the closing on April 30, 2010, and $750,000 (the “Holdback Amount”) to be paid in cash upon successful completion of the transfer of the manufacturing process to the Company, which is expected to be complete within four months.  The Holdback Amount is subject to adjustment based on final inventory values to be determined after transition of the manufacturing process.  The Company also agreed to pay Escalon a one-time cash earn-out payment in an amount equal to 25% of the net sales of the VascuView TAP products sold between July 1, 2010 and June 30, 2011.  While the manufacturing process is being transitioned to the Company, Escalon has agreed to manufacture products for the Company under a short term supply agreement.

In connection with the acquisition, the Company entered into asset purchase agreements with two subsidiaries of Escalon, one for the acquisition of the tangible assets relating to Escalon’s vascular access business, including inventory, equipment and customer lists, and the other for the intellectual property associated with the business.  Each of these agreements contained representations, warranties, covenants, conditions and indemnification obligations of the parties customary for transactions of this size and type.  The Company plans to file these asset purchase agreements as exhibits to its Form 10-Q for the quarter ending June 30, 2010.

Item 9.01.  Financial Statements and Exhibits

(d)

99.1	Press Release dated May 3, 2010 of Vascular Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: May 6, 2010	By:	/s/ James Hennen
James Hennen
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 3, 2010 of Vascular Solutions, Inc.